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                                                                      Exhibit 11


           CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

                    Years Ended March 31, 1997, 1996 and 1995

Weighted average common shares and common share          23,235,870        23,127,486        22,886,877
equivalents outstanding                                  ==========        ==========        ==========


Net income                                              $23,254,000       $25,252,000       $25,009,000
                                                        ===========       ===========       ===========

Earnings per share                                            $1.00             $1.09             $1.09
                                                              =====             =====             =====